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                                   Exhibit 99


This filing reflects shares beneficially owned by UBS Investment Bank, Wealth Management USA and Global Wealth Management and Business Banking business groups of UBS AG (the "Business Groups"), through the following entities through the Business Groups: UBS AG London Branch; UBS Portfolio LLC; UBS AG Frankfurt; UBS Ltd; UBS Warburg Private Clients Ltd; UBS AG Tokyo branch; UBS AG (Switzerland); UBS Warburg Securities (Pty) Ltd (South Africa); UBS International Ltd; UBS Warburg Securities Ltd; Banco UBS Warburg S.A; UBS Warburg Corretora de Cambio e Valores; Mobiliarios S.A.; UBS Warburg Trading S.A.; UBS Bunting Warburg Inc; UBS Capital Americas Investments III, Ltd.; UBS Capital II LLC; UBS Capital LLC; UBS AG Brazil; UBS Limited; UBS Capital Americas Investments II Ltd; SBC Equity Partners AG; UBS Capital Asia Pacific Ltd; UBS Capital Holdings LLC; UBS Capital Jersey Ltd; UBS Capital BV; UBS (USA) Inc; UBS Warburg AG (Frankfurt); UBS Securities Australia Ltd; UBS Securities (Japan) Ltd; UBS Securities LLC; UBS Securities New Zealand Limited; UBS New Zealand Limited; UBS AG Australia Branch; UBS Capital Markets LP; UBS Capital Latin America LDC; UBS Securities France SA; UBS AG Canada Branch; UBS Cayman Ltd.; PaineWebber Capital Inc; Paine Webber International Inc; UBS Fiduciary Trust Company; UBS Financial Services Incorporated of Puerto Rico; UBS Americas Inc; UBS Financial Services Inc.; and SRM LP.